Exhibit 99.1

For Immediate Release
Contact: Robert J. Habig
650.525.3300
ir@avistar.com

AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER OF 2007

SAN MATEO, CA – October 18, 2007– Avistar Communications Corporation (NASDAQ: AVSR), a provider of unified visual communications solutions, today announced financial results for the three and nine months ended September 30, 2007.

Revenue for the nine months ended September 30, 2007 was $10.0 million, compared to $10.9 million for the nine months ended September 30, 2006.  Income from settlement and patent licensing for the nine months ended September 30, 2007 was $15.2 million, which included $12.0 million in proceeds from a settlement and licensing agreement with Tandberg ASA and its affiliates, compared to $3.2 million for the nine months ended September 30, 2006.  Avistar reported a net income of $0.8 million, or $0.02 per basic and diluted share, for the nine months ended September 30, 2007, as compared to a net loss of $5.0 million, or $0.15 per basic and diluted share for the nine months ended September 30, 2006.

Revenue for the three months ended September 30, 2007 was $1.8 million, compared to $5.9 million for the three months ended June 30, 2007 and $7.3 million for the three months ended September 30, 2006.  Revenue for the three months ended June 30, 2007 included $4.0 million in licensing revenue from a licensing agreement with Radvision Ltd.  Revenue for the three months ended September 30, 2006 included $5.0 million in licensing revenue from an agreement with Sony Corporation and Sony Computer Entertainment, Inc. (SCEI). Income from settlement and patent licensing was $1.1 million for each of the three months ended September 30, 2007, June 30, 2007 and September 30, 2006.

Avistar reported a net loss of $4.1 million, or $0.12 per basic and diluted share, for the three months ended September 30, 2007, compared to a net income of $0.4 million, or $0.01 per basic and diluted share, for the three months ended June 30, 2007 and a net income of $1.8 million, or $0.05 per basic and diluted share, for the three months ended September 30, 2006.  Employee stock compensation expense for equity based compensation required by Financial Accounting Standard No. 123(R) was $0.7 million for the three months ended September 30, 2007, $0.6 million for the three months ended June 30, 2007 and $0.5 million for the three months ended September 30, 2006.

As of September 30, 2007, Avistar had cash, cash equivalents and marketable securities of $6.1 million.

“The third quarter was an important transitional period for Avistar, with a number of significant structural adjustments and strategic initiatives undertaken,” stated Chairman and CEO Dr. Gerald Burnett. “Avistar historically has operated as two separate but connected entities -- one group developing, marketing, selling and supporting our outstanding desktop video collaboration product, largely to financial services clients, and a second group responsible for the protection and monetization of the intellectual property assets of the company that have been created over a dozen years of product development.  In July 2007, we recruited Simon Moss, a seasoned and talented technology industry executive, to lead the product group into its next phase of growth.  The third quarter represented the beginning of his contribution, and significant initiatives have already been undertaken to both streamline our costs and organization, and diversify our go-to-market strategy.  On the intellectual property side of our business, we have consolidated Collaboration Properties Inc. – which was a solely-owned subsidiary, into Avistar to provide a more cohesive and integrated organization.  As part of this realignment, our emphasis is shifting to that of technology software licensing, as opposed to patent licensing. We expect this orientation will lead to additional product partnerships with firms desiring to integrate high quality visual collaboration into their enterprise applications.”

Dr. Burnett continued, “The third quarter of 2007 demonstrated the “lumpiness” of our revenue model.  Although the combination of our reported revenue from product, services, and licensing, plus our income from settlement and licensing activities (the way management views the performance of our business) through the first three quarters of 2007 exceeded 2006’s full-year performance by 44%, much of those proceeds were generated during the first two quarters of 2007 through our intellectual property and product licensing activities.  We believe that our revenue growth and profit performance for the full year of 2007 will be consistent with the guidance provided in our fourth quarter earnings announcement of January 25, 2007.”

“We are pleased with the progress that we have made at Avistar,” stated Simon Moss, President.  “The last few months have seen a focus on costs and efficiencies throughout the organization. We have established improved R&D and support capabilities, introduced new business channels-- including hosted business collaboration services -- with our first customer now in operation, refreshed the company’s branding, messaging and website, and rationalized the management structure.  These initiatives are expected to be complete or well-underway by year-end. Our objective is clear -- positive momentum and profitable performance for the 2008 fiscal year.  Avistar has demonstrated its technological and I.P. prowess with scaled implementations at some of the most discerning and demanding clients – across the globe.  Now we believe the opportunity exists to expand beyond our traditional strength in the financial services vertical to leverage the demonstrably proven portfolio that Avistar has developed, installed and grown globally, and expand our channel partner and licensing strategies.  The Unified Communications market is projected to grow at an astounding rate, and we intend to play a part in both leading and benefiting from that growth.”

About Avistar Communications Corporation
Avistar is working to define the future of unified communications and collaboration by inventing and delivering integrated visual communications software that helps companies of all sizes improve business results. From the desktop, from the laptop and from conference rooms, Avistar delivers enterprise-quality and easy-to-use audio/video calling, multi-party conferencing and integrated data sharing anywhere in the world. By integrating visual communications with enterprise application software, Avistar incorporates communications into the daily workflow and seamlessly connects communities of users within and across enterprises.

Founded in 1993, Avistar is headquartered in San Mateo, California, with offices in New York and London. With more than 15,000 seats sold across 40 countries, Avistar’s global deployments of its unified visual communications desktop software are among the largest in the world. Avistar holds a portfolio of 76 patents for inventions in the primary areas of video and network technology and offers technology and IP licenses to companies in video conferencing, rich-media services, public networking and related industries. Current licensees include Sony Corporation, Polycom, Inc., Tandberg ASA, Radvision Ltd. and Emblaze-VCON.

For more information, visit www.avistar.com.

Forward Looking Statements
Statements made in this news release that are not purely historical, including but not limited to statements regarding our revenue and profit performance for 2007, completion of our cost, efficiency, messaging and management activities, our expansion into other verticals, our channel partner and licensing strategies, growth in the market for unified communications and our ability to lead and benefit from that growth are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as  our lengthy sales cycle, volatility associated with our sales and licensing activities, market acceptance of our products, increased competition in the market for unified communications, technical challenges associated with product development, ongoing technological developments and changing industry standards, and challenges associated with protecting and licensing our intellectual property.  As a result of these and other factors, we expect to experience significant fluctuations in our revenue and operating results, and there can be no assurance that we will become or remain profitable in the future, or that our future results will meet expectations. These and other risk factors are discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. We disclaim any intent or obligation to update these forward-looking statements.

Copyright © 2007 Avistar Communications Corporation. All rights reserved. Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
for the three and nine months ended September 30, 2007 and 2006
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Revenue:
Product	$ 555	$ 1,448	$ 2,517	$ 3,295
Licensing	313	5,000	4,866	5,071
Services, maintenance and support	883	828	2,658	2,522
Total revenue	1,751	7,276	10,041	10,888
Costs and expenses:
Cost of product revenue*	658	998	2,098	2,351
Cost of services, maintenance and support revenue*	493	374	1,740	1,366
Income from settlement and patent licensing	(1,057)	(1,057)	(15,171)	(3,171)
Research and development*	2,020	1,517	5,517	4,234
Sales and marketing*	1,583	1,394	4,619	4,173
General and administrative*	2,217	2,280	10,628	7,106
Total costs and expenses	5,914	5,506	9,431	16,059
(Loss) income from operations	(4,163)	1,770	610	(5,171)
Other income (expense):
Interest income	93	54	307	234
Other expense, net	(56)	(6)	(162)	(21)
Total other income, net	37	48	145	213
Net (loss) income	$ (4,126)	$ 1,818	$ 755	$ (4,958)

Net (loss) income per share - basic and diluted	$ (012)	$ 005	$ 002	$ (015)
Weighted average shares used in calculating
Basic net (loss) income per share	34,379	33,965	34,238	33,893
Diluted net (loss) income per share	34,379	34,860	35,018	33,893

*Including stock based compensation of:
Cost of products, services, maintenance
and support revenue	$ 29	$ 40	$ 142	$ 113
Research and development	246	164	630	461
Sales and marketing	176	133	469	365
General and administrative	254	200	722	571
	$ 705	$ 537	$ 1,963	$ 1,510

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
as of September 30, 2007 and December 31, 2006
(in thousands, except share and per share data)

	September 30,	December 31,
	2007	2006
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$5,332	$7,854
Marketable securities	795	-
Total cash, cash equivalents and marketable securities	6,127	7,854
Accounts receivable, net of allowance for doubtful accounts of $54 and $51 at
September 30, 2007 and December 31, 2006, respectively	1,269	1,409
Inventories, including inventory shipped to customers' sites, not yet installed
of $42 and $70 at September 30, 2007 and December 31, 2006, respectively	490	712
Deferred settlement and patent licensing costs	1,256	1,256
Prepaid expenses and other current assets	471	534
Total current assets	9,613	11,765
Property and equipment, net	777	256
Long-term deferred settlement and patent licensing costs	1,436	2,391
Other assets	289	287
Total assets	$12,115	$14,699

Liabilities and Stockholders' Equity (Deficit):
Current liabilities:
Line of credit	$3,000	$3,000
Accounts payable	1,614	1,578
Deferred income from settlement and patent licensing	5,520	5,520
Deferred services revenue and customer deposits	1,214	1,979
Accrued liabilities and other	1,456	2,263
Total current liabilities	12,804	14,340
Long-term liabilities:
Long-term deferred income from settlement and patent licensing and other	6,189	10,308
Total liabilities	18,993	24,648
Stockholders' equity (deficit):
Common stock, $0001 par value; 250,000,000 shares authorized at September 30, 2007 and
December 31, 2006; 35,603,807 and 35,219,768 shares issued including
treasury shares at September 30, 2007 and December 31, 2006, respectively	36	35
Less: treasury common stock, 1,182,875 at September 30, 2007 and
December 31, 2006, respectively, at cost	(53)	(53)
Additional paid-in-capital	95,180	92,865
Accumulated deficit	(102,041)	(102,796)
Total stockholders' equity (deficit)	(6,878)	(9,949)
Total liabilities and stockholders' equity (deficit)	$12,115	$14,699

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the nine months ended September 30, 2007 and 2006
(in thousands)

	Nine Months Ended September 30,
	2007	2006
	(unaudited)

Cash Flows from Operating Activities:
Net income (loss)	$755	$(4,958)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	279	285
Stock based compensation for options issued to consultants and employees	1,963	1,510
Provision for doubtful accounts	3	(55)
Changes in assets and liabilities:
Accounts receivable	137	247
Inventories	222	(198)
Prepaid expenses and other current assets	63	43
Deferred settlement and patent licensing costs	955	976
Other assets	(2)	184
Accounts payable	36	598
Deferred income from settlement and patent licensing and other	(4,119)	(4,108)
Deferred services revenue and customer deposits	(765)	357
Accrued liabilities and other	(807)	1,345
Net cash used by operating activities	(1,280)	(3,774)

Cash Flows from Investing Activities:
Purchase of short-term marketable securities	(795)	-
Maturities of short-term marketable securities	-	3,067
Purchase of property and equipment	(800)	(279)
Net cash (used in) provided by investing activities	(1,595)	2,788

Cash Flows from Financing Activities:
Net proceeds from stock option and stock purchase plans	353	290
Net cash provided by financing activities	353	290
Net decrease in cash and cash equivalents	(2,522)	(696)
Cash and cash equivalents, beginning of year	7,854	8,216
Cash and cash equivalents, end of period	$5,332	$7,520